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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

First Virtual Holdings Incorporated
Beth Mayfield, Director of Corporate Affairs
(619) 350-3507, mayfield@firstvirtual.com


FIRST VIRTUAL HOLDINGS COMPLETES SOFTBANK INVESTMENT AND ELECTS NEW DIRECTORS

SAN DIEGO, Calif., June 25, 1998 -- First Virtual Holdings Inc. (NASDAQ: FVHI), a leader in advanced messaging systems for Internet commerce, today announced the closing of the previously announced investment in the Company by SOFTBANK Holdings Inc. and SOFTBANK Technology Ventures IV, L.P. (together, "SOFTBANK"). SOFTBANK is investing approximately $6.6 million in the Company, and is purchasing approximately $5.8 million in First Virtual securities from existing securities holders.

In a subsequent transaction, E*TRADE Group, Inc. has purchased from SOFTBANK 833,333 shares of the Company's common stock at a total purchase price of $500,000, or $0.60 per share. After giving effect to SOFTBANK'S purchase and the sale to E*TRADE Group, Inc., SOFTBANK owns approximately 18.5 million shares of the Company's outstanding common stock and has the ability to designate a majority of the members of the Company's Board of Directors.

The Company's stockholders approved the SOFTBANK transaction at the Company's Annual Meeting of Stockholders on June 23, 1998. Stockholders also elected a new slate of directors, including Ronald D. Fisher (Vice Chairman, SOFTBANK Holdings), Gary E. Rieschel (Senior Managing Director, SOFTBANK Technology Ventures), Bradley A. Feld (Managing Director, SOFTBANK Technology Ventures), Lee H. Stein (Founder of First Virtual ), and Pamela H. Patsley (CEO and President, Paymentech, Inc.). The Board of Directors elected Mr. Fisher and Mr. Feld as Co-Chairmen of the Board.

A by-product of the investment is a considerably simplified capital structure. The Company now has only one class of outstanding stock and significantly reduced debt.

"All of us at First Virtual Holdings are tremendously excited to be joining the SOFTBANK team. This additional capital and our efforts to reduce operating costs puts First Virtual in a strong position to move forward with our vision of interactive messaging," said Keith S. Kendrick, President of First Virtual. "We look forward to working with the new Board of Directors to create value for all of our stockholders."

Bradley Feld commented, "SOFTBANK and its portfolio companies are the leading providers of infrastructure services to the digital information industry worldwide. Interactive messaging and other electronic mail services are becoming a critical aspect of that infrastructure. Our investment in First Virtual Holdings is an important step in realizing our vision of e-mail as a central element of the digital economy."

Founded in 1994, First Virtual Holdings Incorporated is a leader in advanced messaging systems for Internet commerce. The company pioneered secure online payment systems and now focuses on supplying an integrated system for relationship-based transactive messaging using standard e-mail. First Virtual maintains its headquarters in San Diego as well as a data center in Dallas.

SOFTBANK Holdings, Inc. is the holding company for all of SOFTBANK Corporation's U.S.-based activities. Its major operating companies include Ziff-Davis, Kingston Technology Company, SOFTBANK Services Group, SOFTBANK Content Services, and UT Starcom. SOFTBANK is the largest stockholder of Yahoo! Inc.


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A leading branded provider of online investing services, E*TRADE has established a popular destination Web site for self-directed investors. The company offers independent investors the convenience and control of automated stock, options, and mutual funds order placement at low commission rates, along with a suite of value-added products and services that can be personalized, including portfolio tracking, Java-based charting and quote applications, real-time market commentary and analysis, news, and other information services.

Customers can access E*TRADE at http://www.etrade.com on the Internet as well as through WebTV; via Prodigy; via AT&T Worldnet; via Microsoft Investor; by GO ETRADE on CompuServe; with the keyword ETRADE on America Online; via personal digital assistant; and via the TELE*MASTER interactive telephone system. E*TRADE Securities, Inc., and its parent company E*TRADE Group, Inc., are headquartered in Palo Alto, California.

E*TRADE is a registered trademark of the Company. TELE*MASTER is a trademark of E*TRADE Securities, Inc. All other trademarks are properties of their respective owners. The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially.

The uncertainties and risks include, but are not limited to, changes in market activity, seasonality, the development of new products and services, the enhancement of existing products and services, competitive pressures, system failures, economic and political conditions, changes in consumer behavior, and the introduction of competing products having technological and/or other advantages. Further information about these matters can be found in the information included in the annual report filed by the Company with the SEC on Form 10-K and quarterly reports on Form 10-Q.

`Safe Harbor" Statement Under the Private Securities Litigation Reform Act. With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties. These risk factors include, but are not limited to, the impact of competitive products and pricing, governmental regulations, financial projections, technological difficulties and/or other factors outside the control of the company, which are detailed from time to time in the company's SEC reports, including the report on Form 10-K for the year ended December 31,1997. Readers are cautioned not to place undue reliance on these forward- looking statements, which speak only as of the date hereof. The company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

First Virtual Holdings Inc. 11975 El Camino Real, Suite 300, San Diego, California 92130. Tel: 619/793-2700; Fax: 619/793-2950; e-mail:
info@firstvirtual.com; website: www.firstvirtual.com; effective June 29, 1998 First Virtual's new address will be: 4104 Sorrento Valley Blvd., Suite 200, San Diego, CA 92121. Tel: 619/410-3700; Fax: 619/410/3701.